Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            LAW COMPANIES GROUP, INC.


                                       I.

The name of the corporation is Law Companies Group, Inc.

                                       II.

         Effective the date hereof, the Restated Articles of Incorporation of the corporation hereby are amended by deleting Article I in its entirety and substituting in lieu thereof the following:

                                       "I.

The name of the corporation is LawGibb Group, Inc."

All other provisions of the Restated Articles of Incorporation remain unchanged.

                                      III.

         This Amendment was duly approved and adopted by the Board of Directors of the corporation by resolution action as of May 12, 1999, in accordance with the provision of Section 14-2-1002 of the Georgia Business Corporation Code. Pursuant to Section 14-2-1002, shareholder approval was not required.

         IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to the Restated Articles of Incorporation to be duly executed by its authorized officer as of the 12th day of May, 1999.

                                               LAWGIBB GROUP, INC.
                                               (f/k/a Law Companies Group, Inc.)

                                              By:    /s/ Bruce C. Coles
                                                   ----------------------------
                                              Name:  Bruce C. Coles
                                                   ----------------------------
                                              Title: Chairman, President and CEO
                                                   ----------------------------